Exhibit 10.3

PLEASE SIGN AND RETURN THIS AGREEMENT AND GENERAL RELEASE TO
MARK DEBORD BY MARCH 23, 2015. YOU MAY REVOKE THIS RELEASE WITHIN
7 DAYS AFTER YOU SIGN IT BY SUBMITTING A WRITTEN REVOCATION TO HR
DIRECT.

AGREEMENT AND GENERAL RELEASE
Altria Group, Inc. (“Company”) and I, David R. Beran, agree as follows:
I acknowledge that my employment with the Company will end as of March 1, 2015 (my “Departure Date”). I will receive the benefits described in this Agreement and General Release (“Release”), subject to the terms of this Release, and on the condition that I sign, return, do not revoke, and do not breach this Release.
Section 1 – Benefits
(a)Pay in Lieu of Long-Term Incentive Plan
As consideration for this Release, the Company will provide me with a payment in lieu of my participation in the 2014-2016 Long-Term Incentive Plan (“LTIP”) until my Departure Date. This payment will be calculated based upon the terms of the LTIP and will be paid in February 2017 after the planned completion of the LTIP in December 2016, subject to approval by the Compensation Committee of Altria’s Board of Directors. This payment shall not be considered earnings for purposes of the Retirement Plan or Deferred Profit-Sharing Plan for Salaried Employees (“DPS Plan”). As of my Departure Date, I acknowledge and agree that I cease to be eligible for future long-term incentive plan awards.
(b)Payment In Lieu of 2015 Incentive Compensation
As further consideration for this Release, I will receive a pro-rated payment in lieu of an incentive compensation award for 2015 prorated at target. This payment shall not be considered earnings for purposes of the Deferred Profit-Sharing Plan for Salaried Employees (“DPS Plan”).
As of my Departure Date, I acknowledge and agree that I cease to be eligible for future incentive compensation awards.
(c)Stock Awards
As further consideration for this Release, the Company will provide me with a cash payment equal to two-thirds (2/3) of the value of my 2013 annual Altria Group

Stock Award and one-third (1/3) of the value of my 2014 annual Altria Group Stock Award, less any applicable withholdings.
(i)    These payments for 2013 and 2014 unvested annual stock awards will be based on the average closing price on the New York Stock Exchange Composite Index for a share of Altria Group common stock on each of the 20 trading days immediately preceding my Departure Date.
(ii)    I understand and agree that these payments are being made and the valuations will be determined in accordance with the terms established at the sole discretion of the Company. I also understand these payments are being made to me based on the forfeiture of my 2013 annual Altria Group Stock Award and my 2014 annual Altria Group Stock Award. I also understand and agree that any off-cycle or non-annual stock awards that I have received, but which have not vested as of my Departure Date, will be forfeited. Finally, I understand and agree that I will not be eligible for any future stock awards and that I will not be entitled to receive dividends on any unvested stock awards after my Departure Date.
(d)Unused Vacation
If I have accrued unused vacation days for the calendar year of my Departure Date, I will be paid for such days. Any payment for vacation made pursuant to this paragraph is not contingent upon me signing this Release.
(e)Indemnification
To the extent permitted by the Company’s Articles of Incorporation (“Articles”) and applicable corporate law, the Company shall indemnify me for liability and reimburse me reasonable expenses incurred because I am or was a party to any proceeding by reason of the fact that I was a director, officer or employee of the Company; provided, however, that I furnish a statement of belief and undertaking, which shall be provided by the Company and substantially similar to the sample attached as Attachment A, and comply with any other requirements, required by the Articles or applicable corporate law for such indemnification or reimbursement.
(f)Acknowledgement of Additional Consideration In Exchange For Release
Except as otherwise noted in this Release, I understand and agree that the benefits described in this Release are the full consideration offered in exchange for signing this Release, and that these constitute consideration above that to which I would otherwise be entitled.

(g)Acknowledgement of Payment of All Compensation and Remuneration
I acknowledge and agree that I have been paid all compensation and remuneration owed to me during or as a result of my employment with the Company, except as specifically set forth in this Release. I also acknowledge and agree that no other pay or benefits other than those described herein are or will be due to me as a result of my employment with or separation from the Company, except for vested benefits under the Retirement Plan or the Deferred Profit Sharing Plan for Salaried Employees to which I am entitled to receive without executing this Release.
(h)Taxes
I am responsible for paying any taxes on amounts I receive because I signed this Release and I agree that the Company is to withhold all taxes it determines it is legally required to withhold.
(i)Timing of Payments
Except where the timing of certain payments is specifically described elsewhere in this Release, any other payments described in this Release will be paid to me in accordance with applicable law and as soon as practicable after my execution of this Release and the expiration of the 7-day revocation period.
(j)References
The Company agrees to abide by its neutral reference policy with respect to inquiries from potential employers about me. I agree to provide any potential employer with proper contact information for the ALCS Human Resources Department. Pursuant to the neutral reference policy, the Company will provide only my dates of employment and last position held with respect to such inquiries.
Section 2 – My Complete Release of Claims
(a)In General
I unconditionally release and discharge all the Claims described in Section 2(b) that I may now have against the Released Parties as defined Section 2(c), except that I am not releasing: (i) any claim that cannot lawfully be released or discharged, (ii) any claim that relates to my right to enforce this Release, or (iii) any claim that may arise after I sign this Release.
(b)Claims Released
Subject only to the exceptions in Section 2(a), I am releasing and discharging all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (“Claims”) with respect to any of the Released Parties listed in

Section 2(c). I understand that the Claims I am releasing and discharging might arise under many different laws (including federal, state and local statutes, executive orders, regulations, other administrative guidance, and common law doctrines), including but not limited to the following:
(i)    Antidiscrimination statutes, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Executive Order 11141, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, Executive Order 11246, the Equal Pay Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, and any other federal, state, or local laws prohibiting these or other kinds of employment discrimination.
(ii)    Federal, state, or local employment statutes, such as the Worker Adjustment and Retraining Notification Act (“WARN Act”), the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, and any other federal, state or local laws relating to employment.
(iii)    Other laws, such as federal, state, or local laws regarding workers’ compensation (to the extent permitted by applicable law), an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees in any prescribed manner; any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, retaliation and similar or related claims; and the laws of countries outside the United States (including laws mandating severance payments).
(iv)    Examples of Claims I am releasing and discharging include, but are not limited to: (1) Claims that in any way relate to my employment with the Company or its affiliates, or the termination of that employment, such as Claims for compensation, bonuses, incentive compensation payments, lost wages, or leave pay; (2) Claims that in any way relate to the design or administration of any employee benefit program; (3) Claims to any benefits under the Severance Plan; (4) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits (other than as specifically set forth in this Release); (5) Claims, such as a benefit claim, that were explicitly or implicitly denied before I signed this Release or (6) any Claim to attorneys’ fees or other indemnities.
(v)    Unknown Claims. I understand that I am releasing and discharging Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims and I understand the significance of doing so.
(c)Released Parties
The Released Parties are the Company, all affiliated companies, parents, divisions or subsidiaries, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and, with respect to the Company and each entity described above, all of their past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph.
(d)Right to Revoke
I may revoke this Release within 7 days after I sign it by submitting a written revocation to HR Direct, in which case this Release will be canceled and of no force or effect, and I will not be entitled to receive the Salary Continuation and other benefits provided in exchange for executing this Release.
Section 3 – My Promises
(a)Pursuit of Released Claims
(i)    No Relief for Pending Claims: I acknowledge that I have not filed, submitted, initiated, or participated as a party in any complaint, charge, claim or demand relating to my employment against any of the Released Parties that currently is pending or otherwise has not been fully and finally resolved as of my Departure Date, except for the following (list below any pending lawsuits, or government, administrative or other dispute resolution proceedings you have filed, submitted, or otherwise initiated against any of the Released Parties, by caption, number and court or agency (“Pending Claims”); if you write “None” or leave this space blank, you are representing that no such proceedings exist):

I acknowledge and understand that I am releasing any right to any personal relief under any Pending Claims identified above by signing this Release.
(ii)    No Future Lawsuit for Released Claims: I further agree not to file any lawsuit, demand for arbitration, or any other adversarial or administrative proceeding seeking personal relief (individually, with others, or as part of a putative class) in the future pursuing any of the Claims released and discharged in this Release. I acknowledge and understand that I am expressly waiving my right to any personal relief for Claims released and discharged in this Release, including but not limited to lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement, or any other legal or equitable relief whatsoever, even if sought on my behalf by any governmental agency or any person claiming to represent me and/or any member of a putative class.
Notwithstanding the above, I acknowledge that nothing in this Release prevents me from continuing to participate in any government investigation identified above, or filing any other charge or complaint with a governmental agency relating to my employment and cooperating in the investigation of such a charge or complaint. I understand and acknowledge that once the government has completed its investigation of any such charge or complaint, I will not personally be able to pursue or accept relief for any of the claims made in that charge or complaint to the extent such claims have been released by me pursuant to this Release.
(b)Company Property and Records Management
By my signature below, I certify that I have conducted a diligent search for, and have returned or return herewith: (1) any and all "Confidential Information," as that term is defined in Section 3(f) of this Release; (2) the originals and all copies of any business records of the Company and its affiliates and any credit cards, access and identification cards, computers, cellular telephones, PDA’s, wireless devices, keys, and any other property of the Company or its affiliates in my possession; and (3) any and all other confidential, secret or proprietary materials in my custody, possession or control belonging to or obtained from the Company and its affiliates.
I also certify that I have properly preserved and retained all records of the Company within my possession or control that are needed for business or legal purposes in accordance with the Company’s policies and other applicable guidance addressing records management. I have appropriately provided both access to those records and instructions to management regarding those records such that the Company will be able to find and utilize them.
(c)Certification of Compliance
By my signature below, I certify to the best of my knowledge that, during my employment with the Company, I have not engaged in conduct that violated the Company’s policies or applicable laws (with the exception of any conduct previously reported to the Company). I also certify that, during my employment with the Company, I have been afforded the opportunity to report to the Company any alleged violations of its policies or applicable laws, and that to the best of my knowledge there is no violation of which I am aware that has not been reported.

(d)Non-Admission of Liability
I agree not to assert that this Release is an admission of guilt or wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.
(e)No Disparagement
I agree not to criticize, denigrate or disparage any of the Released Parties or any of the Company’s policies and practices. I agree not to criticize, denigrate or disparage any product manufactured, sold, or being developed by any of the Released Parties at the time this Release is executed.
(f)Nondisclosure and Non-Competition
I acknowledge that during the course of my employment, I was entrusted with certain personnel, business, financial, technical and other proprietary information and materials, which are the property of the Company and/or its affiliates and which involve confidential information concerning the Company’s operations, business methods and employees (“Confidential Information”). I promise that I will not communicate or disclose to any third party, or use for my own account, without the written consent of the Company, any such information or materials, except as set forth in Section 3(g), unless and until such information becomes generally available to the public through no fault of mine. I also agree that this promise will never expire.
I further agree that I have not disclosed, and will forever refrain from disclosing, to any person or entity the terms and conditions of this Release or the negotiations leading up to this Release. However, this does not prevent me from disclosing this Release to my tax advisor, immediate family, and legal counsel, provided that my tax advisor, immediate family, and legal counsel are instructed not to disclose the terms and conditions to anyone and they agree not to disclose the terms and conditions to anyone.
I acknowledge that the Company and/or its affiliates would be irreparably harmed by any actual or threatened breach of my promises in this Section 3(f) and that the Company and/or its affiliates will be entitled to an injunction prohibiting me from committing any such violation. I agree that any violation or breach of the nondisclosure obligations set forth in this Release, including, but not limited to, disclosures by me, my tax advisor, immediate family or legal counsel, will entitle the Company to recover from me any and all amounts previously paid to me because I signed this Release, but will not release me from the performance of my obligations under this Release.
I acknowledge I may have executed a previous agreement or agreements (“Prior Agreement”) with the Company, its affiliates, or a predecessor to such companies, relating to confidentiality of information or non-competition obligations. I acknowledge and agree that, to the extent applicable and not contrary to the terms of this Release, the terms of such Prior Agreement shall remain in full force and effect.
(g)Notice of Request for Disclosure
In the event I am lawfully issued a subpoena or court order or other lawful request by a regulator or governmental authority related to my employment with or separation from the Company or its affiliates, I will give the Company at least 10 days’ notice prior to the time noticed for such disclosure, unless such notice is impossible, in which case, I will give the Company immediate notice within not more than 24 hours after I receive any such subpoena, court order or request. I understand, notwithstanding any other provision of this Release, that nothing in this Release prohibits me from complying with and responding truthfully to any lawfully-issued subpoena, court order or other lawful request by any regulatory agency or governmental authority.
(h)Implementation
I agree to sign any documents and do anything else that is necessary in the future to implement this Release.
(i)Cooperation
To the extent consistent with applicable law, I agree to cooperate reasonably and truthfully with the Company and its affiliates in the prosecution, defense, or pursuit of any matter in which I was involved during my employment. I also agree that, consistent with applicable law, I will not assist and/or participate in the pursuit of any claims or actions brought against any of the Released Parties except as set forth in Sections 3(a) and 3(g).
Section 4 – Consequences of Violating My Promises
The promises and representations I made in Section 3 are a material inducement for the Company to enter into this Release. If the Company determines I have violated a promise in Section 3 or that if any representation I made in Section 3 was false when made, the Company will notify me of such violation. I agree that the Company may, in its discretion and without waiving any other rights or remedies it may have, cease payment of any payments under this Release. I also agree to reimburse the Company, upon its request and as allowed by applicable law, for any amounts previously paid to me or on my behalf because I signed this Release and to pay any other damages, reasonable costs, expenses, and attorneys’ fees that the Company or any of the other Released Parties may incur as a result of my breaching any promise I made in Section 3 of this Release or if any representation I made in Section 3 of this Release was false when made.

Section 5 – In the Event of Death, Disability, Other Employment or Retirement
(a)Death
In the event that I die prior to the date all payments under this Release have been made to me, my estate shall receive any remaining payments in a manner and at a time determined by the Company under the circumstances, less applicable withholdings.
(b)Disability
As of my Departure Date, I am no longer eligible to participate in the Company’s Short-Term Disability Plan.
(c)Retirement
Since I am eligible to retire under the Retirement Plan, my “Retirement Date” will be considered the first day of the month I elect in my retirement application for a retirement benefit. I am able to participate in Company-sponsored post-retirement health and welfare benefits if eligible under, and in accordance with the terms of, the Retiree Medical Plan. I acknowledge that the Company (or its successors) may, and reserves the right at its discretion to, terminate, amend, modify or reduce all or a portion of the post-retirement health and welfare benefits offered under the applicable plans at any time.
Section 6 – Consideration of Release
I acknowledge that before deciding to sign this Release, I was given a period of at least 21 calendar days to consider this Release. If I choose to execute this Release prior to the expiration of the 21 day period, my execution prior to the expiration of the 21 day period is my free and voluntary act. I further acknowledge that the Company encouraged me to discuss this Release with my attorney before signing it and that I had the opportunity to do so to the extent I deemed appropriate. I further acknowledge that I (a) carefully read this Release; (b) fully understand it; and (c) enter into it voluntarily and without relying on any promises, statements or representations by the Company or its employees.
Section 7 – Miscellaneous
(a)Entire Agreement
Except as otherwise noted in this Release, this Release constitutes the entire agreement between me and the Company. This Release may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me other than those in this Release. If any provision in this Release is found to be invalid or unenforceable, all other provisions will remain fully enforceable.

(b)Successors
This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and anyone else claiming through me or on my behalf, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
(c)Interpretation and Governing Law
This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any of the Released Parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release. This Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein, without giving effect to conflict of laws principles.
BY SIGNING BELOW, THIS RELEASE IS AGREED TO AND VOLUNTARILY ACCEPTED BY:

Date:	March 2, 2015	/s/ DAVID R. BERAN
David R. Beran
Personnel #: 54586

Date:	March 12, 2015	/s/ J. MARK DEBORD
J. Mark DeBord
Vice President, Human Resources
Altria Client Services Inc.
On behalf of the Company